THIS SECURITY (INCLUDING ANY SECURITIES ISSUABLE UPON CONVERSION) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY (INCLUDING ANY SECURITIES ISSUABLE UPON CONVERSION) HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO ITS DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR THIS SECURITY (INCLUDING ANY SECURITIES ISSUABLE UPON CONVERSION) UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION THEREFROM.

AEON BIOPHARMA, INC.

SENIOR SECURED CONVERTIBLE NOTE

US$1,500,000Date: ____________________

FOR VALUE RECEIVED, AEON Biopharma, Inc., a corporation duly organized and validly existing under the laws of the state of Delaware (the “Borrower”), hereby promises to pay to Daewoong Pharmaceutical Co., Ltd, a company duly organized and existing under the laws of the Republic of Korea (the “Holder”), in accordance with this Senior Secured Convertible Note (this “Note”), the principal sum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000), together with unpaid interest accrued thereon, each due and payable on the dates and in the manner provided herein.

Article 1
Definitions; Interpretations
Section 1.01.	Definitions.

The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Note shall have the respective meanings specified in this Section 1.01. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular. Unless otherwise noted, references to “U.S. Dollars” or “$” shall mean the currency of the United States.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Automatic Conversion Date” shall have the meaning specified in Section 4.03(a)(i).

“Automatic Conversion Obligation” shall have the meaning specified in Section 4.01.

“Automatic Conversion Rate” shall have the meaning specified in Section 4.01.

“Bankruptcy Law” shall have the meaning specified in Section 6.01.

“Borrower” means AEON Biopharma, Inc., a corporation duly organized and existing under the laws of the State of Delaware.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, but excluding any debt securities convertible into such equity.

“Cash” or “cash” means such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“Change of Control” means (i) a consolidation or merger of the Borrower or any of its Subsidiaries with or into any other corporation or other entity or person (other than Holder or its Affiliates), or any other corporate reorganization; (ii) any transaction or series of related transactions to which the Borrower or any of its Subsidiaries is a party in which an excess of 50% of the Borrower’s voting power is transferred (other than pursuant to a Qualified Financing or to Holder or its Affiliates); or (iii) the sale or transfer of all or substantially all of the Borrower’s or any of its Subsidiaries’ assets, or the exclusive license of all or substantially all of the Borrower’s or any of its Subsidiaries’ material intellectual property (other than to Holder or its Affiliates).

“Close of business” means 5:00 p.m. (New York City time).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning specified in the Security Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Borrower.

“Conversion Date” means, in respect of any conversion of this Note, the related Automatic Conversion Date or Optional Conversion Date, as the case may be.

“Conversion Milestone” shall have the meaning specified in Section 4.02.

“Conversion Obligation” means, in respect of any conversion of this Note, the related Automatic Conversion Obligation or Optional Conversion Obligation, as the case may be.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.06 hereof.

“Dispose” means a sale, lease, assignment, transfer or other disposition.

“Event of Default” shall have the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, in each case as amended.

“Financing Closing Date” means, in respect of any Qualified Financing, the first date on which the aggregate cash proceeds to the Borrower for such financing is equal to or greater than $30.0 million.

“Form of Assignment and Transfer” shall mean the “Form of Assignment and Transfer” attached as Attachment 2 to this Note.

“Form of Notice of Conversion” shall mean the “Form of Notice of Conversion” attached as Attachment 1 to this Note.

“Guarantors” means each of (a) the Borrower’s Subsidiaries listed on the signature pages to this Note, (b) any other Subsidiary of the Borrower that becomes a Guarantor in accordance with Section 3.04 and (c) the respective successors and assigns of such Subsidiaries, in each case until such time as any such Subsidiary shall be released and relieved of its obligations pursuant to the Guaranty Agreement.

“Guaranty Agreement” means that certain Guaranty Agreement, dated as of _______________, by the Guarantors, in favor of the Holder, as the same may be amended, restated, modified, or supplemented from time to time.

“Holder” means Daewoong Pharmaceutical Co., Ltd, a company duly organized and existing under the laws of the Republic of Korea, until a successor Person shall replace it pursuant to the applicable provisions of this Note, and thereafter “Holder” shall mean such successor Person.

“Interest Rate” means 15.79% per annum.

“Issue Date” of this Note means the date on which this Note was originally issued or deemed issued as set forth on the face of this Note.

“Lien” means any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give or refrain from giving any lien, mortgage, pledge, security interest, charge, or other encumbrance of any kind.

“Maturity Date” shall have the meaning specified in Section 2.01.

“Note” shall have the meaning specified in the preamble.

“Notice of Conversion” shall have the meaning specified in Section 4.03(a)(ii)

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrower and each Guarantor to the Holder, and all renewals and extensions thereof (including, without limitation, the principal and interest obligations of the Borrower under this Note and the Guarantees of each Guarantor), or any part thereof, arising pursuant to this Note (including, without limitation, the indemnity provisions thereof), and all interest accruing thereon, and attorneys’ fees or other fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several.

“Open of business” means 9:00 a.m. (New York City time).

“Optional Conversion” shall have the meaning specified in Section 4.02.

“Optional Conversion Obligation” shall have the meaning specified in Section 4.02.

“Optional Conversion Rate” shall have the meaning specified in Section 4.02.

“Outstanding,” when used with reference to this Note, shall mean, as of any particular time, any portion of the principal amount of this Note, except:

The portion of this Note that has been paid pursuant to Section 9.14 or Notes in lieu of which, or in substitution for which, other Notes shall have been issued by the Borrower pursuant to the terms of Section 9.14; and

The portion of this Note converted pursuant to Article 4 and required to be cancelled pursuant to Section 2.05.

“Ownership Limit” means 49.99%.

“Permitted Liens” shall have the meaning specified in the Security Agreement.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act or any other entity.

“Pre-Funded Warrants” means any pre-funded warrants to purchase shares of Common Stock to be issued in lieu of shares of Common Stock upon conversion of any portion of this Note, in the form attached as Attachment 3 hereto.

“Qualified Financing” means a bona fide third-party financing by the Borrower, solely to the extent such third-party financing occurs after the date of the issuance of this Note, in the form of Common Stock or any securities convertible into, or exchangeable or exercisable for, Common Stock (other than pursuant to equity incentive plans of the Borrower where the sale of such securities is registered on Form S-8 under the Securities Act), in one or more transactions or series of related and substantially similar and simultaneous transactions at the same purchase price from third parties unaffiliated with the Holder and its Affiliates, for aggregate gross cash proceeds to the Borrower of at least $30.0 million. For the avoidance of doubt, the participation by the Holder or its Affiliates in a financing shall not disqualify such bona fide third-party financing from being a Qualified Financing.

“Receiver” shall have the meaning specified in Section 6.01.

“Rule 144” means Rule 144 as promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, in each case as amended.

“Security Agreement” means that certain Security Agreement, dated as of _______________, by and among the Borrower, the Holder and the guarantors thereunder, as the same may be amended, restated, modified, or supplemented from time to time.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“UCC” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Holder’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“United States” means the United States of America.

Article 2
Issue, Description and Execution
Section 2.01.	Maturity Date. Subject to Section 6.02, all outstanding principal and accrued and unpaid interest on this Note shall be due and payable, in full, on April 12, 2030 (the “Maturity Date”), except to the extent earlier repurchased, redeemed or converted pursuant to the terms hereof.
Section 2.02.	Interest. This Note shall accrue interest daily at a rate equal to the Interest Rate on the unpaid principal amount of this Note, from and including the Issue Date, to, but excluding, the date of payment of such principal amount in full in cash. Interest is payable in arrears on the Maturity Date and thereafter on demand. Interest on this Note shall be computed on the basis of a 360-day year for the actual number of days elapsed. Interest shall be paid by wire transfer of immediately available funds to an account designated by the Holder. In the event that any amounts payable under this Note are not paid when due, interest shall accrue on all such amounts, in accordance with Section 3.01(a), including any unpaid principal or interest from and including the date such overdue amounts were originally due to the date payment of such amounts has been made in cash. All such interest shall be payable upon demand.
Section 2.03.	Payment of Note. All payments due under this Note shall be paid in lawful money of the United States. All payments shall be made by wire transfer of immediately available funds to an account designated in writing by the Holder. If an interest, principal or other payment date is other than a Business Day (as defined herein), such payment shall be made on the next succeeding Business Day except that if the Maturity Date is not on a Business Day then such payment shall be made on the immediately preceding Business Day. All payments shall be applied first, to all fees, charges and expenses owing to Holder under this Note, second, to all accrued and unpaid interest hereon and third, to principal hereof.
Section 2.04.	No Early Payment, Repayment or Redemption of Note. The Borrower shall not be entitled, prior to the Maturity Date, to prepay, repay or otherwise redeem, in all or in part, the Note or otherwise effect any early repurchase, redemption or conversion of the Note except as otherwise provided by the terms of the Note. The Parties intend that the Note remain outstanding until the Maturity Date unless otherwise converted on the terms provided herein.
Section 2.05.	Cancellation of Portion of Note Paid, Repurchased, Redeemed or Converted. Subject to Section 2.04, for so long as this Note remains outstanding, the unpaid principal balance of this Note shall be cancelled to the extent of any payment, repurchase, redemption or conversion.
Section 2.06.	Default Interest. If any payment of principal under this Note is not made on the date such payment is due (whether becoming due as scheduled or by acceleration), the Note shall accrue simple interest daily from and including the day after the payment due date to but excluding the date of payment of such amount (or conversion thereof) at a rate equal to twenty-five percent (25%) per annum (the “Default Rate”) (in lieu of the Interest Rate noted in Section 2.02 above).
Article 3
Particular Covenants of the Borrower
Section 3.01.	Payment of Principal and Interest.
(a)The Borrower shall make all payments in respect of this Note on the dates and in the manner provided in this Note. The Borrower shall, to the fullest extent permitted by law, pay interest in immediately available funds on any overdue principal amount and interest at the annual rate borne by this Note compounded semiannually, which interest shall accrue from and including the date such overdue amount was originally due to the date of payment in cash of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand.
(b)Payment of the principal of and interest, if any, on this Note shall be made in such immediately available coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts by wire transfer payable in such money.
Section 3.02.	Corporate Existence. The Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights (charter and statutory).
Section 3.03.	No Liens. The Borrower and each Guarantor shall not, and each shall not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien, other than Permitted Liens, upon any of their respective property or assets, whether now owned or hereafter acquired.
Section 3.04.	Additional Guarantors. From and after the Issue Date, the Borrower shall cause each of the Borrower’s Subsidiaries to, within 30 days of becoming a Subsidiary of the Borrower, execute and deliver to the Holder a joinder to the Guaranty Agreement pursuant to which such Subsidiary shall become a Guarantor hereunder.
Section 3.05.	Borrower Reporting Obligations.
(a)The Borrower covenants that it shall take such action as the Holder may reasonably request to the extent required from time to time to enable the Holder to resell or otherwise dispose of this Note or shares of Common Stock issuable upon conversion hereof without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any customary legal opinions.
(b)The Borrower shall deliver to the Holder, within 15 days after the same are required to be filed with the Commission, copies of any documents or reports that the Borrower is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act).  Any such document or report that the Borrower files with the Commission via the Commission’s EDGAR system shall be deemed to be delivered to the Holder for purposes of this Section 3.05 at the time such documents are filed via the EDGAR system.
Section 3.06.	Transfers. In case this Note or any portion hereof shall be transferred by the Holder, with delivery of a duly completed Form of Assignment and Transfer by the Holder to the Borrower, the Borrower shall promptly upon written request (and in any event, within two Business Days) execute and deliver to (a) the Holder a new Note in authorized denominations in an aggregate principal amount equal to the portion of this Note not transferred and (b) each such transferee a new Note in authorized denominations in an aggregate principal amount equal to the portion of this Note so transferred to such transferee, without payment of any service charge by the Holder or any such transferee but, if required by the Borrower, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Note being different from the name of the Holder of the old Note.
Section 3.07.Indebtedness.  This Note will rank senior in right of payment to all current and future indebtedness of the Borrower and the Guarantor. Other than with the prior written consent of the Holder, the Borrower and the Guarantor shall not incur any indebtedness that would be senior or pari passu with this Note or the Guaranty and shall not incur any junior indebtedness except as is expressly permitted under the Security Agreement.
Article 4
Conversion and Redemption of Note
Section 4.01.	Automatic Conversion upon a Qualified Financing. If, prior to the Maturity Date, the Borrower consummates a transaction or event that constitutes a Qualified Financing, then, upon written notice thereof to the Holder by the Borrower, on the Financing Closing Date, this Note shall automatically convert in whole (subject to Section 4.03(g)) without any further action by the Holder into a number of shares of Common Stock (or Pre-Funded Warrants to the extent required by Section 4.03(i)) equal to: (i) one and three tenths (1.3) multiplied by (ii) the quotient of (a) the principal amount of this Note and all accrued and unpaid interest to be converted divided by (b) the per share price of the Common Stock sold in the Qualified Financing (the “Automatic Conversion Rate”), subject to, and in accordance with, the settlement provisions of Section 4.03 (the “Automatic Conversion Obligation”).
Section 4.02.	Optional Conversion upon a Conversion Milestone or Change of Control Notice. If, prior to the Maturity Date, the Borrower provides (i) written notice to the Holder that it has publicly announced the submission of a Biologics License Application (BLA) filing for ABP-450 as a biosimilar to BOTOX® (onabotulinumtoxinA) (the “Conversion Milestone”) or (ii) a Change of Control Notice (as defined below), the Holder shall have the right for thirty (30) days following receipt of either such notice, at the Holder’s option (the “Optional Conversion”), to convert all but not less than all of the remaining outstanding portion of this Note (subject to Section 4.03(g)) into a number of shares of Common Stock (or Pre-Funded Warrants to the extent required by Section 4.03(i)) equal to: (i) one and three tenths (1.3) multiplied by (ii) the quotient of (a) the principal amount of this Note and all accrued and unpaid interest to be converted divided by (b) the volume-weighted average trading per share price of the Common Stock over the five (5) trading days prior to the Borrower’s receipt of the Holder’s written notice of exercise of the Optional Conversion (the “Optional Conversion Rate”), subject to, and in accordance with, the settlement provisions of Section 4.03 (the “Optional Conversion Obligation”).
Section 4.03.	Conversion Procedure; Settlement upon Conversion.
(a)Conversions Pursuant to Section 4.01.
(i)Subject to this Section 4.03(a), upon conversion of this Note pursuant to Section 4.01, the Borrower shall deliver to the Holder, in respect of the amount of this Note being converted, a number of shares of Common Stock derived by application of the Automatic

Conversion Rate pursuant to Section 4.01, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 4.04, on the second Business Day immediately following the relevant Automatic Conversion Date (as defined below). This Note shall be deemed to have been converted immediately prior to the close of business on the date that the Holder has complied with the requirements set forth in Section 4.03(a)(ii)(1) and (2) (the “Automatic Conversion Date”). If any shares of Common Stock are due to the Holder pursuant to this Section 4.03(a)(i), the Borrower shall issue or cause to be issued, and deliver to the Holder certificates with restrictive legend (or book-entry with restricted security notation on the books of the Borrower’s transfer agent, as applicable) for the full number of shares of Common Stock to which the Holder shall be entitled in satisfaction of the Automatic Conversion Obligation. The Person in whose name the certificate with restrictive legend (or book-entry with restricted security notation on the books of the Borrower’s transfer agent, if applicable) for any shares of Common Stock delivered upon conversion pursuant to this Section 4.03(a)(i) is registered shall be treated as a shareholder of record as of the close of business on the relevant Automatic Conversion Date.
(ii)To effectuate the conversion of  this Note pursuant to Section 4.01, the Holder shall (1) complete, manually sign and deliver an irrevocable notice to the Borrower as set forth in the Form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) to the Borrower and state in writing therein the amount of this Note to be converted and the name or names (with addresses) in which the Holder wishes the certificate or certificates with restrictive legend (or book-entry with restricted security notation on the books of the Borrower’s transfer agent) for any shares of Common Stock to be delivered upon settlement of the Automatic Conversion Obligation to be registered, (2) surrender this Note or an electronic version or copy thereof, duly endorsed to the Borrower or in blank (and accompanied by appropriate endorsement and transfer documents), to the Borrower, and (3) if reasonably required, furnish such endorsements and transfer documents reasonably requested by Borrower.
(b)Conversions Pursuant to Section 4.02.
(i)Subject to this Section 4.03(b), upon conversion of this Note pursuant to Section 4.02, the Borrower shall deliver to the Holder, in respect of the amount of this Note being converted, a number of shares of Common Stock derived by application of the Optional Conversion Rate pursuant to Section 4.02, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 4.04, on the second Business Day immediately following the relevant Optional Conversion Date (as defined below). This Note shall be deemed to have been converted immediately prior to the close of business on the date that the Holder has complied with the requirements set forth in Section 4.03(b)(ii)(1) and (2)(the “Optional Conversion Date”). If any shares of Common Stock are due to the Holder pursuant to this Section 4.03(b)(i), the Borrower shall issue or cause to be issued, and deliver to the Holder certificates with restrictive legend (or book-entry with restricted security notation on the books of the Borrower’s transfer agent, as applicable) for the full number of shares of Common Stock to which the Holder shall be entitled in satisfaction of the Optional Conversion Obligation. The Person in whose name the certificate with restrictive legend (or book-entry with restricted security notation on the books of the Borrower’s transfer agent, if applicable) for any shares of Common Stock delivered upon conversion pursuant to this Section 4.03(b)(i) is registered shall be treated as a shareholder of record as of the close of business on the relevant Optional Conversion Date.

(ii)To effectuate conversion of this Note pursuant to Section 4.02, the Holder shall (1) complete, manually sign and deliver a Notice of Conversion to the Borrower and state in writing therein the amount of this Note to be converted and the name or names (with addresses) in which the Holder wishes the certificate or certificates with restrictive legend (or book-entry with restricted security notation on the books of the Borrower’s transfer agent) for any shares of Common Stock to be delivered upon settlement of the Optional Conversion Obligation to be registered, (2) surrender this Note or an electronic version or copy thereof, duly endorsed to Borrower or in blanks (and accompanied by appropriate endorsement and transfer documents), to the Borrower, and (3) if reasonably required, furnish such endorsements and transfer documents reasonably requested by Borrower.
(c)[Reserved]
(d)No adjustment shall be made for dividends on any shares of Common Stock issued prior to the Automatic Conversion Date or Optional Conversion Date, as applicable, upon conversion of this Note as provided in this Article 4.
(e)Provisions of this Section 4.03 that apply to conversion of this entire Note also apply to conversion of a portion of this Note.
(f)Any Conversion Obligation with respect to this Note shall be computed on the basis of the aggregate amount of this Note then outstanding (or specified portions thereof to the extent permitted thereby) so converted.
(g)[Reserved]
(h)Upon any conversion, simultaneously with the Borrower’s settlement of the applicable Conversion Obligation, the Borrower shall pay to the Holder a cash payment representing any accrued and unpaid interest not included in determining the amount of this Note being converted, if any, to, but excluding, the relevant Conversion Date.
(i)Notwithstanding anything to the contrary in this Note, to the extent that any conversion of this Note would result in the Holder beneficial ownership of the Common Stock exceeding the Ownership Limit, the Borrow will issue to the Holder a Pre-funded Warrant to purchase such shares of Common Stock that would exceed the Ownership Limit.
Section 4.04.	Fractional Shares. The Borrower shall not issue any fractional share of Common Stock upon conversion of this Note and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion based on the purchase price of each share of Common Stock paid by the investors in the relevant Qualified Financing on the relevant Automatic Conversion Date (in the case of Common Stock delivered in respect of any Automatic Conversion Obligation) or the volume-weighted average trading price per share price of the Common Stock over the five (5) trading days prior to the Notice of Conversion (in the case of Common Stock delivered in respect of any Optional Conversion Obligation).
Section 4.05.	Taxes on Conversion. Except as provided in the next sentence, the Borrower shall pay any and all documentary, stamp or similar issue or transfer tax due and duties on the issuance of Common Stock upon conversion, return, or reissue of this Note pursuant hereto. The Holder shall be liable for and shall be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that of the Holder, and no such issue or delivery shall be made unless the Person requesting such issue has paid to the Borrower the amount of any such tax or duty, or has established to the satisfaction of the Borrower that such tax or duty has been paid.
Section 4.06.	Redemption upon a Change of Control. If the Borrower consummates a Change of Control while this Note remains outstanding, at the effective time of such Change of Control, unless the Holder has delivered a Notice of Conversion within ten (10) calendar days of receipt of a Change of Control Notice (as defined below), the remaining portion of this Note shall be automatically redeemed for cash by the Borrower, in an amount equal to 130% of such remaining portion of this Note plus any unpaid accrued interest. The Borrower shall deliver to the Holder a written notice (a “Change of Control Notice”) not less than twenty (20) calendar days prior to the effective date of such Change of Control, which notice shall specify the date for redemption and the price for redemption. On such date of redemption, the redemption price shall be paid by Borrower, with amounts so paid first applied to any and all then accrued and outstanding interest hereunder and then to the principal amount hereof. Any redemption pursuant to this paragraph in connection with a Change of Control shall be subject to any required tax withholdings in accordance with Section 7.01. If the Holder has delivered a Notice of Conversion on or prior to such tenth calendar day after receipt of a Change of Control Notice, then the terms of Section 4.02 shall apply with the Optional Conversion to become effective immediately prior to, but subject to, consummation of the Change of Control. The Borrower shall, as part of any such Change of Control, cause the counterparty thereto to become bound, in favor of Holder, by the terms of this Note.
Article 5
Security
Section 5.01.	Grant of Security. The Borrower’s performance of its obligations hereunder and Guarantors’ performance of their obligations in respect hereof is secured by a security interest in the Collateral specified in the Security Agreement.
Article 6
Default and Remedies
Section 6.01.	Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (hereinafter “Event of Default”) under this Note:
(a)the Borrower fails to pay when due the principal of this Note and accrued and unpaid interest at the Maturity Date or upon redemption pursuant to Section 4.03 hereof;
(b)the Borrower fails to deliver consideration due in respect of its Conversion Obligation upon conversion of this Note within the time periods specified in Section 4.03;

(c)the Borrower fails to perform or observe any other term, covenant or agreement contained in this Note;
(d)default by the Borrower or any Subsidiary of the Borrower with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for borrowed money in excess of $1,000,000 in the aggregate of the Borrower and/or any such Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable, (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise or (iii) otherwise, which such default is not cured or remedied within the time prescribed by its governing documents or if no time is prescribed within twenty (20) Business Days;
(e)a final judgment or judgments for the payment of $1,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Borrower or any Subsidiary of the Borrower, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;
(f)an involuntary case or other proceeding shall be commenced against the Borrower, any Guarantor or any Subsidiary  seeking liquidation, reorganization or other relief with respect to the Borrower, such Guarantor or any Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Borrower, such Guarantor or any Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 30 consecutive days;
(g)the Borrower, any Guarantor or any Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(i)commences as a debtor a voluntary case or proceeding;
(ii)consents to the entry of an order for relief against it in an involuntary case or proceeding or the commencement of any case against it;
(iii)consents to the appointment of a Receiver of it or for all or substantially all of its property;
(iv)makes a general assignment for the benefit of its creditors;
(v)files a petition in bankruptcy or answer or consent seeking reorganization or relief; or
(vi)consents to the filing of such a petition or the appointment of or taking possession by a Receiver;

(h)the Guaranty Agreement shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor, or any Person acting on its behalf, shall deny or disaffirm its obligations under the Guaranty Agreement;
(i)the Security Agreement shall, for any reason, fail or cease to create, to the extent contemplated pursuant to the terms hereunder, a valid and perfected first-priority Lien on any material portion of the Collateral;
(j)the Security Interest granted on any of the Collateral under this Note shall be determined to be void, voidable or invalid, are subordinated or are not given the priority contemplated by this Note;
(k)any representation or warranty made by the Borrower or any Guarantor to the Holder herein or in the Security Agreement is incorrect in any material respect on the date as of which such representation or warranty was made; or
(l)any defaults in the performance of any covenant under the Guaranty Agreement or the Security Agreement, that certain License and Supply Agreement dated as of December 20, 2019 by and between the Borrower and the Holder, as amended, or any instrument executed and delivered in connection therewith.

Upon the occurrence of an Event of Default, the Borrower shall give the Holder prompt written notice of the occurrence of such Event of Default.

The term “Bankruptcy Law” means Title 11 of the United States Code (or any successor thereto) or any similar federal or state law for the relief of debtors. The term “Receiver” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

Section 6.02.	Acceleration of Maturity; Rescission and Annulment. If an Event of Default (other than an Event of Default specified in Section 6.01(g) or Section 6.01(h) hereof in respect of the Borrower or any Guarantor) occurs and is continuing, the Holder may declare this Note due and payable at its principal amount plus any accrued and unpaid interest, and thereupon the Holder may, at its discretion, proceed to protect and enforce its rights by the appropriate judicial proceedings. Such declaration may be rescinded and annulled by the written consent of the Holder.

If an Event of Default specified in Section 6.01(g) or Section 6.01(h) hereof in respect of the Borrower or any Guarantor occurs and is continuing, then all unpaid principal of, and accrued and unpaid interest on, this Note that is Outstanding shall become immediately due and payable, without any declaration or other act on the part of the Holder.

Section 6.03.	Other Remedies.
(a)If an Event of Default occurs and is continuing, the Holder may (i) pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or interest on, this Note or to enforce the performance of any provision of this Note, (ii) exercise on behalf of itself all rights and remedies available to it under this Note, (iii) enter premises where Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its Security Interest and pay all expenses incurred, (iv) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, realize and sell the Collateral, (v) have any then existing and relevant clinical trials transferred to Holder, at the cost of the Holder, and/or (vi) exercise all rights and remedies available to the Holder under this Note, the Security Agreement, the Guaranty, and at law or equity, including all remedies provided under the UCC (including disposal of the Collateral pursuant to the terms thereof) or other applicable law.
(b)The Borrower and each Guarantor grants the Holder (i) a license to enter and occupy any of its premises, without charge, to exercise any of the Holder’s rights or remedies upon the occurrence and during the continuance of an Event of Default and (ii) a non-exclusive, royalty-free license and right to use the labels, Patents, Copyrights, mask works, trade secrets, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, solely in completing production of, advertising for sale, and selling any Collateral and solely in connection with the Holder’s exercise of its rights under this Article 6.
Section 6.04.	Waiver of Past Defaults. The Holder may, in its sole and absolute discretion, waive an existing Default or Event of Default. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Note; provided, however, that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05.	Unconditional Right of Holder to Receive Payment and to Convert. Notwithstanding any other provision in this Note, the Holder of this Note shall have the right, which is absolute and unconditional, to receive payment of the principal amount and interest in respect of this Note, on or after the respective due dates expressed in this Note, and to convert this Note in accordance with Article 4, and to bring suit for the enforcement of any such payment on or after such respective due dates or for the right to convert in accordance with Article 4.
Section 6.06.	Rights and Remedies Cumulative. No right or remedy conferred in this Note upon or reserved to the Holder of this Note is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 6.07.	Delay or Omission Not Waiver. No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or any acquiescence therein. Every right and remedy given by this Article 6 or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder.

Section 6.08.	Waiver of Stay or Extension Laws. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim to take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Note; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Holder, but shall suffer and permit the execution of every such power as though no such law had been enacted.
Article 7
tax treatment
Section 7.01.	Tax Treatment. Each of the Borrower and the Holder agree to treat this Note as debt for U.S. federal and other applicable income tax purposes and to perform all tax reporting, withholding and other tax compliance in manner consistent with such treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Payments and deliveries under this Note shall be made net of any applicable withholding tax (and, for the avoidance of doubt, such withheld amounts shall be treated for all purposes of this Note as having been paid to the person in respect of whom such withholding was made).
Article 8
GUARANTEE
Section 8.01.	The Borrower’s performance of its obligations hereunder are jointly and severally, unconditionally guaranteed by each Guarantor pursuant to the Guaranty Agreement.
Article 9
MISCELLANEOUS
Section 9.01.	Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or refusal, when given by (a) personal delivery to the party to be notified, (b) electronic mail or facsimile during normal business hours of the recipient, with verification of receipt, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) registered or certified mail, return receipt requested, postage prepaid, or (d) nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth below:

If to the Holder:

Daewoong Pharmaceutical Co., Ltd
12, Bongeunsa-ro 114, Gangnam-gu, Seoul
Attn: Hakkyu Lee, Team Leader
Tel: +82 10 3322 4600
Email:

And

Attn: Legal Department
Tel: +82 10 2795 5707
Email:

with a copy (which shall not constitute notice) to:

SL Partners
10, Sinbanpo-ro 43-gil
Seocho-gu, Seoul, Korea
Attn: Hyungmin Joo
Tel: +82-2-6956-6925
Email:

And

Attn: Sang Jin Park
Tel: +82-2-6956-6922
Email:

If to the Borrower or to any Guarantor:

AEON Biopharma, Inc.
5 Park Plaza, Suite 1750

Irvine, CA 92614

Tel: (949) 354-6499

Attention: Chief Executive Officer, Chief Legal Officer

E-Mail:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

Town Center Drive, 20th Floor

Costa Mesa, CA 92626-1925

Tel: (714) 755-8008

Attn: Shayne Kennedy; Drew Capurro

Email:

Any party may change the address for notices by providing written notice to the party in accordance with this Section 9.01. Any notice sent by electronic mail shall only be valid if an original of such notice was subsequently received by the notified party, in which case such notice shall be deemed received at such time specified above. Any such notice may be given on behalf of a party hereto by such party’s counsel, or by any other person authorized in writing by such party.

Section 9.02.	Counterparts. This Note may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 9.03.	GOVERNING LAW; Jurisdiction. THIS NOTE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, THE GUARANTEES INCLUDED HEREIN) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, THE GUARANTEES INCLUDED HEREIN), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PROVISIONS THEREOF TO THE EXTENT THAT SUCH PROVISIONS WOULD RESULT IN THE SELECTION OF THE LAW OF A DIFFERENT JURISDICTION AS THE GOVERNING LAW OF THIS NOTE.
Section 9.04.	Each party hereto irrevocably consents and agrees that any legal action, suit or proceeding with respect to obligations, liabilities or any other matter arising out of or in connection with this Note (including, for the avoidance of doubt, the Guarantees included herein) may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of this Note have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.
Section 9.05.	Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Note (including, for the avoidance of doubt, the Guarantees included herein) brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 9.06.	WAIVER OF JURY TRIAL. EACH OF THE BORROWER, EACH GUARANTOR AND THE HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, THE GUARANTEES INCLUDED HEREIN).
Section 9.07.	Legal Holidays. In any case where any Conversion Date or Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue for the period from and after such date.
Section 9.08.	Benefits of Note. Nothing in this Note, expressed or implied, shall give to any Person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Note.
Section 9.09.	Headings; Rules of Construction. The headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof. All references in this Note to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.
Section 9.10.	Successors and Assigns. Subject to the limitations contained herein, this Note shall be binding upon the Borrower, and its respective successors and assigns (including by merger, consolidation, amalgamation or otherwise), and shall inure to the benefit of the Holder, and its designees, successors and assigns. This Note may not be assigned by the Borrower without the prior written consent of the Holder, in Holders sole and absolute discretion, and any attempted assignment without such consent shall be null and void.
Section 9.11.	Registered Form. This Note is registered with respect to principal and interest and any transfer of this Note may be effected only by the surrender of this Note to the Borrower and either the reissuance of this Note by the Borrower and/or the issuance of a new Note by the Borrower to the transferee.
Section 9.12.	Amendment; Waiver. The terms and conditions of this Note shall not be amended, changed, terminated or waived except by a writing, duly executed by the Borrower and the Holder. Upon the effectuation of such amendment, change, termination or waiver with the consent of the Holder in conformance with this Section 9.12, such amendment, change, termination or waiver shall be effective as to, and binding against the Holder of this Note. The Borrower shall promptly give written notice of any such amendment, change, termination or waiver to the Holder if the Holder has not previously consented to such amendment, change, termination or waiver in writing; provided that the failure to give such notice shall not affect the validity of such amendment, change, termination or waiver. Notwithstanding the foregoing, no such amendment, change, termination or waiver shall (i) make any change to this Section 9.12, (ii) reduce the amount of Senior Secured Convertible Notes whose holders must consent to an amendment, change, termination or waiver, (iii) reduce the rate of or extend the stated time for payment of interest on this Note, (iv) reduce the principal of or extend the Maturity Date of this Note, (v) make any change that amends, changes, terminates or otherwise affects the conversion rights of this Note, or (vi) amend, change, terminate or otherwise modify the Guaranty Agreement or the Security Agreement, in each case, without the written consent of the Holder.
Section 9.13.	Severability. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this

Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 9.14.	Lost, Mutilated or Stolen Note. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, the Borrower will execute and deliver, in lieu thereof, a new Note containing the same terms as this Note, dated so that there will be no loss of interest on such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Borrower shall not be deemed to be an Outstanding Note for any purpose.
Section 9.15.	Calculations. Except as explicitly stated herein, the Borrower shall be responsible for making all calculations required pursuant to this Note, including, without limitation, calculations with respect to determinations of the accrued interest payable on this Note, the Automatic Conversion Rate and the Optional Conversion Rate. The Borrower shall make all such calculations in good faith and, absent manifest error, the Borrower’s calculations shall be binding on the Holder. The Borrower shall provide a written schedule of such calculations to the Holder upon the Holder’s written request.
Section 9.16.	Expenses. The Borrower shall reimburse the Holder promptly upon written request for all reasonable and documented out-of-pocket costs, expenses, and fees (including reasonable expenses and fees of its external counsel) incurred by the Holder in connection with the administration of this Note, the Guaranty Agreement, and the Security Agreement and the enforcement of the Holder’s rights hereunder and thereunder.
Section 9.17.	Integration. This Note the Guaranty and the Security Agreement constitute the entire contract between the Parties with respect to the subject matter hereof and thereof and, in each case, supersede all previous agreements and understandings, oral or written, with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Senior Secured Convertible Note as of the date first set forth above.

BORROWER AEON BIOPHARMA, INC.
By:
Name: Robert Bancroft
Title: President and Chief Executive Officer

GUARANTOR AEON BIOPHARMA SUB, INC.
By:
Name: Robert Bancroft
Title: Chief Executive Officer

HOLDER DAEWOONG PHARMACEUTICAL CO., LTD
By:
Name: Seongsoo Park
Title: President & CEO

ATTACHMENT 1

[FORM OF NOTICE OF CONVERSION]
Senior Secured Convertible Note

To:AEON Biopharma, Inc.

Pursuant to Section 4.01 of that certain Senior Secured Convertible Note dated as of [ ⚫ ], 2026, in the original principal amount of $[1,500,000] issued by the Borrower (as defined below) in favor of the undersigned registered owner (as amended, restated, modified or supplemented prior to the date hereof, the “Note”), the undersigned registered owner of the Note hereby exercises the option to convert the Note, or the portion hereof, below designated, and AEON Biopharma, Inc. (the “Borrower”), shall deliver shares of Common Stock, together with a cash payment, if applicable, in lieu of delivering any fractional share of Common Stock (as defined in the Note), in accordance with the terms of the Note and accrued and unpaid interest on the converted principal amount of the Note to, but excluding, the Conversion Date (as defined in the Note), and directs that any consideration issuable and deliverable upon such conversion, and the portion of the Note representing any unconverted principal amount hereof and accrued and unpaid interest thereon, be issued and delivered to the Holder unless a different name has been indicated below. If any shares of Common Stock or any portion of the Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

Date:
Signature(s)

Fill in for registration of shares if to be issued, and Note if to be delivered, other than to and in the Holder:

(Name)

(Street Address)

(City, State and Zip Code Please print name and address

Amount to be converted (if less than all): $______________________

NOTICE: The above signature(s) of the Holder hereof must correspond with the name as written upon the face of this Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer
Identification Number

ATTACHMENT 2

[FORM OF ASSIGNMENT AND TRANSFER]

For value received                      hereby sell(s), assign(s) and transfer(s) unto                      (Please insert social security or Taxpayer Identification Number of assignee) that certain Senior Secured Convertible Note dated as of [ ⚫ ], 2026, in the original principal amount of $1,500,000 issued by AEON Biopharma, Inc. in favor of the undersigned registered owner (as amended, restated, modified or supplemented prior to the date hereof, the “Note”),, and hereby irrevocably constitutes and appoints                    attorney to transfer the Note on the books of the Borrower, with full power of substitution in the premises.

In connection with any transfer of the within Note, the undersigned shall comply with the requirements of this Note applicable to such transfer and confirms that this Note is being transferred:

☐	To AEON Biopharma, Inc. or a subsidiary thereof; or
☐	Pursuant to a registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or
☐	Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended; or
☐	Pursuant to another available exemption from registration under the Securities Act of 1933, as amended.
Date:

Signature(s)

NOTICE: The signature on the assignment must correspond with the name as written upon the face of this Note in every particular without alteration or enlargement or any change whatever.